Exhibit 4.12

FIRST AMENDMENT TO LOAN AGREEMENT

This FIRST AMENDMENT TO LOAN AGREEMENT (this “Amendment”), dated and effective as of March 28, 2022 (the “Effective Date”), is made by and among LUMIRADX INVESTMENT LIMITED, a private company with limited liability incorporated under the laws of England and Wales with company number 10260187 (as “Borrower” and a Credit Party) and BIOPHARMA CREDIT PLC, a public limited company incorporated under the laws of England and Wales with company number 10443190 (as the “Collateral Agent”), BPCR LIMITED PARTNERSHIP, a limited partnership established under the laws of England and Wales with registration number LP020944 (as a “Lender”) and BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP, a Cayman Islands exempted limited partnership acting by its general partner, BioPharma Credit Investments V GP LLC (as a “Lender”).

RECITALS

A.    Collateral Agent, Lenders, Borrower, Parent and the other Credit Parties thereunder have entered into that certain Loan Agreement, dated as of March 23, 2021 (the “Loan Agreement”).

B.    The Issuer desires to enter into royalty-based financing in respect of which it will receive investments of up to $50 million on substantially the terms set out in that certain draft royalty agreement (which has been provided to the Collateral Agent) by and between the Issuer, USB Focus Fund LumiraDx 2A, LLC, USB Focus Fund LumiraDx 2B, LLC and Pear Tree Partners, L.P., pursuant to which, inter alia, the Issuer will obtain such investments in order to finance new instruments in exchange for which the Issuer will agree, inter alia, to make certain royalty payments to USB Focus Fund LumiraDx 2A, LLC and USB Focus Fund LumiraDx 2B, LLC (the “Royalty-Based Financing”).

C.    Since the parties hereto do not concur as to whether the Royalty-Based Financing constitutes Indebtedness, they have agreed to enter into this Amendment to, inter alia, confirm that the Royalty-Based Financing is permitted under the Loan Agreement.

D.    In accordance with Section 11.5 of the Loan Agreement, Borrower (acting for its own behalf and on behalf of the other Credit Parties), Collateral Agent and Lenders desire to amend the Loan Agreement to, among other things, reflect the above, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.    Definitions. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement. The rules of interpretation set forth in the first paragraph of Section 13.1 of the Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

2.    Amendments to Loan Agreement.

a.    Subject only to the Issuer entering into the Royalty-Based Financing in accordance with clause (c) of the definition of Permitted Indebtedness in Section 13.1 of the Loan Agreement (as amended hereby), the Loan Agreement shall be amended by deleting in its entirety clause (c) of the definition of Permitted Indebtedness in Section 13.1 of the Loan Agreement and replacing it as follows:

“(c)    Indebtedness of Issuer or any other Credit Party in connection with investments made available to the Issuer or such other Credit Party in a maximum amount of no more than $50,000,000 in the aggregate outstanding at any time; provided, that: (i) such Indebtedness shall be unsecured; (ii) no Subsidiary shall guarantee the obligations of Issuer or such other Credit Party in respect of such Indebtedness; and (iii) the terms and conditions of such Indebtedness (A) shall be in all material respects as set out in that certain draft royalty agreement by and between the Issuer, USB Focus Fund LumiraDx 2A, LLC, USB Focus Fund LumiraDx 2B, LLC and Pear Tree Partners, L.P., made available to the Collateral Agent and Lenders and attached as Exhibit A hereto (the “Royalty Agreement”), or (B) shall not otherwise include (1) covenants (including financial covenants) and agreements that, taken as a whole, are more restrictive or onerous on the Issuer or such other Credit Party in any material respect than the comparable covenants and agreements, taken as a whole, in the Loan Documents (as reasonably determined by a Responsible Officer of Issuer or such other Credit Party in good faith) or (2) any other principal terms and conditions that, taken as a whole, are more restrictive or onerous on the Issuer or such other Credit Party in any material respect than the comparable covenants and agreements, taken as a whole, in the Royalty Agreement (as reasonably determined by a Responsible Officer of Issuer or such other Credit Party in good faith).”

b.    Subject only to the Issuer entering into the Royalty-Based Financing in accordance with clause (c) of the definition of Permitted Indebtedness in Section 13.1 of the Loan Agreement (as amended hereby), the Loan Agreement shall be amended by deleting in its entirety clause (q) of the definition of Permitted Liens in Section 13.1 of the Loan Agreement and replacing it as follows:

“(q)    [Reserved.]”

c.    The Loan Agreement shall be amended by deleting in its entirety the definition of Indebtedness in Section 13.1 of the Loan Agreement and replacing it as follows:

““Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness for advanced or borrowed money of, or credit extended to, such Person; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of assets, properties, services or rights (other than (i) accrued expenses and trade payables entered into in the ordinary course of business which are not more than one hundred and eighty (180) days past due or subject to a bona fide dispute, (ii) obligations to pay for services provided by employees and individual independent contractors in the ordinary course of business which are not more than one hundred and twenty (120) days past due or subject to a bona fide dispute, (iii) liabilities associated with customer prepayments and deposits, and (iv) prepaid or deferred revenue arising in the ordinary course of business), including (A) any obligation or liability to pay deferred purchase price or other similar deferred consideration for such assets, properties, services or rights where such deferred purchase price or consideration becomes due and payable solely upon the passage of time, and (B) any obligation described in clause (b) of the definition of “Contingent Obligation” that is due and payable (or that becomes due and payable) solely with the passage of time (and not upon the occurrence of an event or the performance of an act); (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds, performance bonds and other similar instruments issued by such Person; (d) all obligations of such Person evidenced by notes, bonds, debentures or other debt securities or similar instruments (including debt securities convertible into Equity Interests), including obligations so evidenced incurred in connection with the acquisition of properties, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations of such Person; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product by such Person; (h) Disqualified Equity Interests; (i) all indebtedness referred to in clauses (a) through (g) above of other Persons secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in assets or properties (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness of such other Persons; and (i) all Contingent Obligations of such Person described in clause (a) of the definition thereof.”

d.    The Loan Agreement shall be amended by deleting in their entirety the Collateral Agent’s notice details in Section 9 of the Loan Agreement and replacing it as follows:

“BioPharma Credit PLC

c/o Beaufort House

51 New North Road

Exeter EX4 4EP

United Kingdom

Attn: Company Secretary

Tel: +44 01 392 477 500

Fax: +44 01 392 498 288

Email: biopharmacreditplc@linkgroup.co.uk”

e.    The Loan Agreement shall be amended by deleting in its entirety the facsimile number for BioPharma Limited Partnership in Exhibit D of the Loan Agreement and replacing it as follows:

“Fax: +44 01 392 498 288”

3.    Representations and Warranties; Reaffirmation; Covenant to Deliver.

a.    The Borrower hereby represents and warrants to each Lender and the Collateral Agent as follows:

i.	The Borrower has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby.

ii.

This Amendment has been duly executed and delivered by the Borrower and, subject to the Legal Reservations, is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms.

iii.

The execution, delivery and performance by the Borrower of this Amendment have been duly authorized and do not and will not: (A) contravene the terms of such Person’s Operating Documents; (B) violate any Requirements of Law, except to the extent that such violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (C) conflict with or result in any breach or contravention of, or require any payment to be made under any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or affecting such Person or the assets or properties of such Person or any of its Subsidiaries or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Person or any of its properties or assets are subject, except to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (D) require any Governmental Approval, or other action by, or notice to, or filing with, any Governmental Authority (except such Governmental Approvals or other actions, notices and filings which have been duly obtained, taken, given or made on or before the Effective Date and are in full force and effect), except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (E) require any approval, consent, exemption or authorization, or other action by, or notice to, or filing with, any Person other than a Governmental Authority, including such Person’s stockholders, members or partners, (except such approvals, consents, exemptions, authorizations, actions, notices and filings which have been or will be duly obtained, taken, given or made on or before the Effective Date and are in full force and effect), except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; or (F) constitute a material breach of or a material default under (which such default has not been cured or waived) or an event of default (or the equivalent thereof, however described) under, or could reasonably be expected to give rise to the cancellation, termination or invalidation of or the acceleration of such Person’s or any Subsidiary’s obligations under, any Material Contract.

b.    The Borrower hereby ratifies, confirms, reaffirms, and acknowledges its obligations under the Loan Documents to which it is a party and agrees that the Loan Documents remain in full force and effect, undiminished by this Amendment, except as expressly provided herein. By executing this Amendment, the Borrower acknowledges that it has read, consulted with its attorneys regarding, and understands, this Amendment.

c.    The Borrower hereby agrees to deliver to the Collateral Agent a copy of the fully executed Royalty Agreement or any such other agreement, pursuant to which Issuer or any other Credit Party enters into royalty-based financing constituting Indebtedness described in clause (c) of the definition of Permitted Indebtedness in Section 13.1 of the Loan Agreement (as amended hereby) and copies of any material amendments, restatements, supplements or modifications thereto or thereof, in each case as promptly as reasonably practicable following the execution and delivery thereof by all parties thereto, and, in connection therewith, the Collateral Agent hereby agrees to and acknowledges the provisions of Clause 8.3 of the Royalty Agreement (and any equivalent provision in any other royalty-based financing constituting Indebtedness described in clause (c) of the definition of Permitted Indebtedness in Section 13.1 of the Loan Agreement (as amended hereby)).

4.    References to and Effect on Loan Agreement. Except as specifically set forth herein, this Amendment shall not modify or in any way affect any of the provisions of the Loan Agreement, which shall remain in full force and effect and is hereby ratified and confirmed in all respects. On and after the Effective Date, all references in the Loan Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Loan Agreement as amended by this Amendment.

5.    Successors and Assigns. This Amendment binds and is for the benefit of Borrower, the other Credit Parties, Lenders and the Collateral Agent and their respective successors and permitted assigns.

6.    Governing Law; Venue; Jury Trial Waiver.    This Amendment shall be construed in accordance with and governed by the law of the State of New York. The provisions of Section 10 (Choice of law, Venue and Jury Trial Waiver Etc.) of the Loan Agreement shall apply hereto as if more fully set forth herein as if references therein to “this Agreement” were references to this Amendment.

7.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned hereto have caused this Amendment to be executed as of the date first written above by each of their officers thereunto duly authorized.

LUMIRADX INVESTMENT LIMITED, as Borrower and a Credit Party on its own behalf and on behalf of each other Credit Party

By	/s/ Veronique Ameye
Name:	Veronique Ameye
Title:	Director

[Signature page to First Amendment to Loan Agreement]

BIOPHARMA CREDIT PLC, as Collateral Agent

By:	Pharmakon Advisors, LP, its Investment Manager

By: Pharmakon Management I, LLC, its General Partner

By	/s/ Pedro Gonzalez de Cosio
Name:	Pedro Gonzalez de Cosio
Title:	Managing Member

BPCR LIMITED PARTNERSHIP, as a Lender

By:	Pharmakon Advisors, LP, its Investment Manager

By: Pharmakon Management I, LLC, its General Partner

By	/s/ Pedro Gonzalez de Cosio
Name:	Pedro Gonzalez de Cosio
Title:	Managing Member

BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP, as Lender

By:	BioPharma Credit Investments V GP LLC,
its general partner

By: Pharmakon Advisors, LP, its Investment Manager

By	/s/ Pedro Gonzalez de Cosio
Name:	Pedro Gonzalez de Cosio
Title:	CEO and Managing Member

[Signature page to First Amendment to Loan Agreement]